                                                                  EXHIBIT 11.07

                            SHARE PURCHASE AGREEMENT

In Santiago, Chile, as of December 12, 2000, by and between,

(a) SYLVAN CHILE LIMITADA ("SYLVAN"), a limited liability company incorporated according to the laws of the Republic of Chile, represented by Mr. Alfonso Alan Diaz Ortiz, both domiciled for this purpose in Santiago, Chile, Isidora Goyenechea 2939, Piso 11, county of Las Condes, hereinafter "the BUYER"; and

(b) INDECO S.A. ("INDECO"), a corporation (sociedad anonima) incorporated according to the laws of the Republic of Chile, represented by Mr. Lorenzo Francisco Antillo Matas, both domiciled for this purpose in Santiago Chile, Avenida Manuel Montt No. 948, county of Providencia, hereinafter "the SELLER"; the following share purchase agreement ("the CONTRACT") has been agreed.

ARTICLE I.        RECITALS

SECCION 1.01. The Seller owns, directly or indirectly, the following companies, hereinafter referred to as "the Companies", which are currently related among them in the manner specified in Exhibit 1.01 hereto:


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(a)      DESARROLLO DEL CONOCIMIENTO S.A. ("DECON"), a corporation incorporated according to the laws of the Republic of Chile, registered under page 17.150 No.
13.817 of the Commerce Registry of Santiago, corresponding to the year 2000. DECON currently has a paid in capital of Ch$62,000,000,000, divided into 6,200,000 nominal shares. As of to date, the Seller is the owner of 6,199,999 shares of DECON according to Titles No. 6, 7 and 8. The remaining 1 share of DECON is currently owned by Mr. Jorge Guerrero Velasquez, according to Title No. 4 . The latter will be transferred to the Seller no later than December 31, 2000. DECON has no debt, liability or contingency of any kind. As of to date, the only assets of DECON are rights equivalent to 99.999982% of "Instituto Nacional de Computacion y Administracion de Empresas Indae Limitada", 684,999,999 shares of "Pvscam S.A.", 10,000 shares of Campvs Mater and social rights equivalent to 7% of each one of the following companies: Delfos, Matgar, Seyca and Mayjo.

(b) INSTITUTO NACIONAL DE COMPUTACION Y ADMINISTRACION DE EMPRESAS INDAE LIMITADA ("INDAE"), a limited liability company incorporated according to the laws of the Republic of Chile, registered under page 24.202 No. 13.338 of the Commerce Registry of Santiago, corresponding to the year 1981. INDAE currently has a paid in capital of Ch$50,000,000, and its only partners are DECON with


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99.999982% of its corporate rights and Messrs. Dionisio Matas Usabiaga, Lorenzo
Francisco Antillo Matas, Lorenzo Antillo Escobar, Carlos Leonardo Joui Petersen, Sergio Francisco Aguilera Helena, Isabel Margarita Antillo Matas, Ana Maria Antillo Matas, Carlos Alberto Garate Antillo y Jorge Christian Guerrero Velasquez with 0.000002% of its corporate rights each one of the, which shall be transferred to PVSCAM within six months from the date hereof, pursuant to the Promise of Assignment of Company's Rights Agreement entered into as of this date.

(c) PVSCAM S.A. ("PVSCAM"), a corporation incorporated according to the laws of the Republic of Chile, registered under page 23,065No. 18,335 of the Commerce Registry of Santiago, corresponding to the year 2000. PVSCAM currently has a paid in capital of Ch$685,000,000, divided into 685,000,000 nominal shares. As of to date, PVSCAM's only shareholders are DECON which is the owner of 684,999,999 shares of PVSCAM, according to Title No. 29, and Jorge Guerrero Velasquez which is the owner of 1 share of PVSCAM, according to Title No. 28.

(d) CAMPVS MATER S.A. ("CAMPVS MATER"), a corporation incorporated according to the laws of the Republic of Chile, registered under page 4.564 No.
2.247 of the Commerce Registry of Santiago, corresponding to the year 1992. Campvs Mater currently has a paid in capital of Ch$388,853,000, divided into 1,131,340 nominal shares. As of to date, Campvs Mater's only shareholders are PVSCAM which is the owner of


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1,121,340 shares of Campvs Mater, according to Title No. 11, and DECON which is the owner of 10,000 shares of Campvs Mater, according to Titles No. 12, 13, 14, 15 16, 17 and 18.

(e) SOCIEDAD PROCESADORA DE ALIMENTOS Y BANQUETERIA LIMITADA ("BAPROAL"), a limited liability company incorporated according to the laws of the Republic of Chile, registered under page 7.897 No. 3.863 of the Commerce Registry of Santiago, corresponding to the year 1997. BAPROAL currently has statutory capital of Ch$3,000,000, and its only partners are PVSCAM with 99% of its corporate rights and Campvs Mater with 1% of its corporate rights.

(f) INMOBILIARIA E INVERSIONES SAN GENARO S.A. ("SAN GENARO"), a corporation incorporated according to the laws of the Republic of Chile, registered under page 16.398 No. 13.456 of the Commerce Registry of Santiago, corresponding to the year 1994. San Genaro currently has a paid in capital of Ch250,808,143 divided into 2,416 nominal shares. As of to date, San Genaro's only shareholders are Campvs Mater, which is the owner of 2,110 shares of San Genaro, according to Title No. 6, and PVSCAM which is the owner of 306 shares of San Genaro, according to Title No. 8.

(g) SOCIEDAD EDUCACIONAL CAMPVS S.A. ("SECSA"), a corporation incorporated according to the laws of the Republic of Chile, registered under page 33.319 No.
16.738 of the Commerce Registry of Santiago,


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corresponding to the year 1998. SECSA currently has a paid for statutory capital of Ch$15,000,000, divided into 10,000 nominal shares. As of to date, SECSA's only shareholders are PVSCAM, which is the owner of 9,000 shares of SECSA, according to Title No. 16, and Campvs Mater which is the owner of 1,000 shares of SECSA, according to Title No. 8.

(h) SOCIEDAD DE COMPUTACION E INFORMATICA LIMITADA ("DATVM "), a limited liability company incorporated according to the laws of the Republic of Chile, registered under page 2.868 No. 1.459 of the Commerce Registry of Santiago, corresponding to the year 1985. DATVM currently has a statutory capital of Ch$164,000,000, and its only partners are Campvs Mater with 72.62% of its corporate rights and PVSCAM with 27.38% of its corporate rights.

(i) INVERSIONES MATGAR LIMITADA ("MATGAR"), a limited liability company incorporated according to the laws of the Republic of Chile, registered under page 268 No. 140 of the Commerce Registry of Santiago, corresponding to the year 1985. Its only partners are PVSCAM with 93% of its corporate rights and DECON with 7% of its corporate rights.

(j) INVERSIONES SEYCA LIMITADA ("SEYCA"), a limited liability company incorporated according to the laws of the Republic of Chile, registered under page 342 No. 176 of the Commerce Registry of Santiago, corresponding to the year 1985. Its only partners are


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PVSCAM with 93% of its corporate rights and DECON with 7% of its corporate rights.

(k) INVERSIONES DELFOS LIMITADA ("DELFOS"), a limited liability company incorporated according to the laws of the Republic of Chile, registered under page 267 No. 139 of the Commerce Registry of Santiago, corresponding to the year 1985. Its only partners are PVSCAM with 93% of its corporate rights and DECON with 7% of its corporate rights.

(l) INVERSIONES MATGAR LIMITADA ("MATGAR"), a limited liability company incorporated according to the laws of the Republic of Chile, registered under page 9.551 No. 7.897 of the Commerce Registry of Santiago, corresponding to the year 1993. Its only partners are PVSCAM with 93% of its corporate rights and DECON with 7% of its corporate rights.

SECTION 1.02 By means of a private document entered into on May 4th, 2000 ("the Option Agreement"), amended by means of a private document date July 31st, 2000, by means of a private document dated September 28th, 2000, by means of a private document dated October 31st, 2000, and bye means of a private document dated November 15, 2000, and by means of a private document dated November 21, 2000, Sylvan Learning Systems, Inc., parent company of Sylvan and Mr. Lorenzo Antillo Matas, acting on his own and on behalf of the individuals and corporations identified in


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the above referred to document, executed an Option Agreement under which Sylvan
Learning Systems, Inc. was granted, in case of exercising the option provided under said agreement, the right to (i) acquire an amount equal to 80% of the shares of DECON, and (ii) acquire the right to designate 80% of the Board of Directors of Universidad de las Americas, hereinafter "the University", under the terms and conditions established in the Option Agreement and its amendments, which is attached as Exhibit 1.02.

By means of a private document dated November 29, 2000, and pursuant to paragraph S of the Option Agreement, Sylvan Learning Systems, Inc assigned and transferred to its subsidiary Sylvan, all its rights and obligations under the Option Agreement

On November 30, 2000, Sylvan expressed to INDECO its intention to exercise the option granted in the Option Agreement.

SECTION 1.03 Universidad de las Americas de Chile is a Chilean, private post-secondary education institution, fully autonomous, which is incorporated as a non-for-profit private corporation and is subject to the Constitutional Law of Education of Chile. The following persons are the only Founding Members, Active Members and Members of the Board of Directors of the University: Lorenzo Antillo Escobar, Dionisio Matas Usabiaga, Lorenzo Francisco Antillo Matas, Carlos Leonardo Joui Petersen, Sergio Francisco Aguilera


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Helena, Isabel Margarita Antillo Matas y Carlos Alberto Garate Antillo.
Likewise, Messrs. Ana Maria Antillo Matas and Jorge Christian Guerrero Velasquez are only Active Members of the University. Accordingly, the decision making, management and operation regarding the University, reside exclusively in the aforementioned individuals. The current by-laws of the University, as well as the amendment agreed as of this date, are included as Exhibit 1.03 hereto.

SECTION 1.04 The University has entered into several agreements with the Companies, all of which are specified in Exhibit 1.04 hereof.

ARTICLE II.       PURCHASE AND SALE OF SHARES

SECTION 2.01 By means of this document, the Seller sells to the Buyer, and the Buyer buys for itself, 4,960,000 shares of DECON, hereinafter "the Sold Shares". The Sold Shares represent 80% of the issued , outstanding and paid in shares of DECON.

SECTION 2.02 The Sold Shares are transferred or will be transferred, according to what is stated in Article IV, with all their economic and corporate rights, free of all debt, obligation, encumbrance, Lien, guarantee, resolutory condition, forbiddance of any type or kind that limits or constrains in any manner their ownership,


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possession, holding, transferability, right of vote or right of use.

ARTICLE III.      PURCHASE PRICE AND PAYMENT

SECTION 3.01 The total purchase price of the Sold Shares will be determined based on the result of the following calculation and will be paid according to the following procedure:

(a) DOWNPAYMENT. 398,302.12 Unidades de Fomento ("UF"), that corresponds to sixty percent (60%) of six (6) times one hundred and thirty percent (130%) of the audited recurrent Consolidated EBIT for the period commencing on January 1, 2000 and ending on June 30, 2000 (the "Downpayment"), amount that is paid in this act to the entire satisfaction of the Seller.

(b) FIRST INSTALLMENT. The equivalent amount in UF, that corresponds to sixty percent (60%) of six (6) times of the audited recurrent Consolidated EBIT for the fiscal year ending on December 31, 2000, less the Downpayment. This payment shall be made no later than March 31, 2001 or 45 days after Sylvan receives DECON's financial statements corresponding to the year 2000, duly audited by DECON's external auditors, which ever may be later. This amount will be decreased by (i) any negative consolidated net working capital (consolidated current assets less consolidated current liabilities) of DECON and its Consolidated Subsidiaries and of the University as of this date, and (ii) eighteen percent (18%) of the Deductible Debt.


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Should the amount determined according to the last paragraph be negative, said amount shall be deducted from the Second Installment set forth in paragraph (c) below, and it shall accrue interest at the "current interest rate for adjustable obligations" (INTERESES CORREIENTES PARA OPERACIONES REAJUSTABLES), as defined in Chilean Law 18,010, between the due date of the First Installment and the due date of the Second Installment. The Seller has the right to prepay this amount at any time, in which case interest shall accrue until the date of effective payment of said amount.

(c) SECOND INSTALLMENT. The equivalent amount in UF, that corresponds to sixty percent (60%) of six (6) times the average of the audited recurring Consolidated EBIT for the fiscal years ended on December 31, 2004 and December 31, 2005, less the recurring audited Consolidated EBIT for the fiscal year ended on December 31, 2000. This amount shall be paid no later than March 31, 2006 or 45 days after Sylvan receives DECON's financial statements corresponding to the year 2005, duly audited by DECON's external auditors, whichever date may be later. This amount shall be adjusted downward for forty-two percent (42%) of the Deductible Debt.

(d) THIRD INSTALLMENT. The equivalent amount in UF, that corresponds to twenty percent (20%) of four (4) times of the average of the audited recurring Consolidated EBIT for the fiscal years ended on


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December 31, 2005 and December 31, 2006. This amount shall be paid no later than
March 31, 2007 or 45 days after Sylvan receives DECON's financial statements corresponding to the year 2006, duly audited by DECON's external auditors, whichever date may be later. This amount will be decrease by twenty percent
(20%) of the Deductible Debt.

SECTION 3.02. The First Installment, the Second Installment, and the Third Installment shall be calculated in UFs, according to the value of the UF on the date of closing of the financial statements (this is, December 31 of the respective year) considered as the base for the calculation of the Consolidated EBIT under the respective installment. The payment of each installment shall be made in Chile, or in the location agreed to by the parties, in pesos, according to the value of the UF as of the payment date. However, upon Seller's request, payment may be made in Dollars, in which the exchange rate agreed upon by the parties shall be used. Absent an agreement among the parties as to the applicable exchange rate, the installments shall be paid in pesos.

SECTION 3.03. The parties agree that the amount of 9,100 Unidades de Fomento, out of the Downpayment, has been invested in a time deposit with automatic renewal as a guarantee for the complete and timely fulfillment of the indemnification obligation set forth in Section 8.01 hereof and, especially, to compensate Buyer for any damage arising from the contingencies detailed in


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Exhibit 6.16 hereof (hereinafter the "Guarantee Deposit").

The parties agree that the Guarantee Deposit shall be delivered as of this date by the Seller to the Notary Public Mr. Raul Undurraga Laso, to whom the Sellers shall irrevocable instruct to pay to the Buyer, with the deposited funds and interest, the necessary amount in order to comply with any obligation to pay the Buyer the amounts owed by the Seller in accordance with Section 8.01 of the Contract, with prior agreement of the parties or pursuant to a resolution by the arbitrator established in Article XV below.

The Guarantee Deposit, or the remains of it, shall be returned to the Seller (i) if the parties jointly instruct the Notary Public to do so, or (ii) on March 31, 2006.

SECTION 3.04 The parties agree that the Buyer shall be authorized to deduct from any of the installments of the balance of the purchase price, any amount that the Buyer or the Companies may have been judicially obligated to pay as a consequence of a breach of any of the Representations and Warranties stated in
Article VI. Especially, it may deduct the ones arising from the exceptions provided in Exhibit 6.16 hereof.


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SECTION 3.05. Should the Buyer fail to pay in due time the total amount of one or more of the installments referred to above, such installments will accrue interest at a rate equivalent to the maximum rate permitted by Chilean law for adjustable credit obligations (INTERES MAXIMO CONVENCIONAL PARA OPERACIONES DE CREDITO REAJUSTABLES).

ARTICLE IV.       DELIVERY AND TRANSFER OF SHARES

SECTION 4.01 Through this act, the Seller delivers to the Buyer, Title Number 6 for 3,720,000 shares of DECON, equivalent to sixty percent (60%) of the subscribed and paid -in shares of the corporation, sold under the terms of this contract, and a pro-forma transfer document of said shares.

SECTION 4.02 Present to this act, Mr. Sergio Aguilera Helena, in its capacity as General Manager of DECON, who acknowledges the transfer of 3,720,000 shares of DECON, that corresponds to sixty percent (60%) of the subscribed and paid-in shares of the corporation, and proceeds to register the transfer of shares in favor of Sylvan in DECON's Shareholder Registry, proceeding also to issue new Title Number 9 for 3,720,000 shares, in favor of Sylvan, which is delivered to the Buyer's representative.

SECTION 4.03 The Seller is obliged to transfer to the


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Buyer the remaining 1,240,000 Sold Shares, that represent twenty percent (20%)
of the subscribed and paid-in shares of DECON, simultaneously with the payment of the Third Installment referred to in Section 3.01 (d) above. Until the transfer of said shares (that represents 20% of the subscribed and paid -in shares of the company) from the Seller to the Buyer is executed, and the registration of such shares in the Shares Registry in DECON is done, the exercise of the corporate rights that correspond to such shares, such as the collection of dividends, attendance and voting in Sshareholders Meetings and others, will be located exclusively in the Seller.

ARTICLE V.        GUARANTEES

SECTION 5.01 In order to guarantee the total, full, and timely compliance with the obligation undertaken by Buyer to pay the balance of the purchase price of the Sold Shares, Sylvan, through a public deed of even date, furnishes commercial pledge pursuant to Article 813 and subsequent of the Chilean Commercial Code, regarding the 3,720,000 shares of DECON which have been transferred to Buyer by Seller, in favor of Seller, which expressly accepts such pledge.

Likewise, Sylvan commits through said document not to dispose of, lien or encumber the pledged shares without prior written approval of the seller.


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The parties agree that the pledge shall be extended to guarantee all the extensions, renewals and amendments that may suffer the guaranteed obligations.

Likewise, the parties agree that the pledge shall not extend to the dividends that DECON may distribute during the term of the pledge.

The parties agree that, in case the capital of the Company is increased in the future and should Sylvan subscribe additional shares in such capital increase, thus maintaining its ratio of shares in such capital, it shall include in this pledge such additional shares as may be necessary so that the pledge covers always an amount of shares equal to 60% of the outstanding shares of the Company.

The parties agree that Sylvan shall be always allowed to replace this guarantee with other guarantee acceptable to the Seller, with the prior written consent of the Seller.

SECTION 5.02 Likewise, in order to guarantee the total, full, and timely compliance with the obligation undertaken by Seller to transfer the shares indicated in Section 4.03 herein, INDECO, through a public deed of even date, furnishes commercial pledge pursuant to Article 813 and subsequent of the Chilean Commercial Code, regarding the 1,240,000 shares of DECON, in


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favor of Buyer, which expressly accepts such pledge.

Likewise, INDECO commits through said document not to dispose of, lien or encumber the pledge shares without the prior written approval of the Buyer.

The parties agree that the pledge shall be extended to guarantee all the extensions, renewals and amendments that may suffer the guaranteed obligations.

Likewise, the parties agree that the pledge shall not extend to the dividends that DECON may declare and pay during the term of the pledge.

ARTICLE VI.       SELLERS' REPRESENTATIONS AND WARRANTIES

The Seller represents and warrants to the Buyer, as of the date of this Contract that:

SECTION 6.01 The Seller is the actual owner of the Sold Shares. The Seller may freely dispose of the Sold Shares. The statements made in Sections 1.01 (a) through (h), both inclusive, are true and correct.

SECTION 6.02 The Sold Shares are owned free of all Liens and have full voting rights, with no restriction or


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limitation.

SECTION 6.03 There are no pending subscription rights in favor of any of the shareholders or partners of the Companies, or in favor of third parties, nor an option or right of any kind that gives the Seller or its Subsidiaries, or to third parties, the right to purchase, subscribe or acquire, any title, share or right in the Companies or to capitalize credits against the Companies.

SECTION 6.04 The execution of this Contract was approved and the required powers of attorney were granted by the Board of Directors of the Seller on November, 30, 2000. The individuals who appear on behalf of the Seller, have all the necessary powers and authority to execute and perform the obligations arising under this Contract. The execution and performance of this Contract has been approved and authorized by all the individuals, committees and corporate bodies of the Seller and of the respective Companies that must know and approve said execution and performance.

SECTION 6.05 The execution and performance of this Contract: (i) does not contravene any provision contained in the by-laws, statutes or other analogous provisions of the Seller or the respective Companies, nor any shareholder agreement or other contracts and covenants with respect to the Seller, of the respective Companies or the Sold Shares; (ii) does not grant the right to terminate or resolve any material contract in


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which the Companies are parties; does not mean, directly or indirectly, the non-compliance with any material contract in which the Companies are parties; and, does not signify the loss of a benefit for the respective Companies or for those who will become shareholders of the Companies; (iii) does not require the authorization or consent of any individual or entity, under any kind of material contract, including any material credit, concession, licensing and franchise contracts; and (iv) does not contravene any legal provision, Chilean or of any other competent jurisdiction.

SECTION 6.06 The information contained in Section 1.01 is true and complete.

SECTION 6.07 The Financial Statements, as of their respective dates (December 31, 1999 and June 30, 2000): (i) were prepared, in all material aspects, according to generally accepted accounting principles of the Untied States of America (US GAAP), principles that were applied consistently during the periods relevant to the Financial Statements, (ii) reflect appropriately, in all material aspects, the financial and equity situation of the Companies and the University during the periods relevant to the Financial Statements, as well as the results of operations, change in equity and cash flow of the Companies and the University during the periods relevant to the Financial Statements; and
(iii) fulfill, in all material aspects, all the requirements of form and substance demanded by the applicable provisions.


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

SECTION 6.08 As of the date of the respective Financial Statements, the Companies and the University do not have any material obligations, indebtedness, liabilities or contingencies, that a ccording to the applicable accounting rules and principles, must have been reflected in the Financial Statements or their notes, different from those that are reflected in the Financial Statements. For these purposes, it is understood that an obligation, Indebtedness, liability or contingency is material, only if it has an adverse financial impact, individually or collectively, above US$100,000. Between June 30, 2000 and the date of this Contract, each of the Companies and the University have conducted their business and/or operations according to the normal and ordinary course of said business, consistent with past practices. Except for obligations incurred in the normal and ordinary course of business and that do not require a cost or disbursement, considered individually, above US$100,000, none of the Companies or the University have any contingencies or obligations that are not reflected in the respective general balance sheet, but that should be reflected in the financial statements of the referred to Companies and the University according to applicable accounting rules and principles, if said financial statements were prepared as of the date of this Contract. Except for obligations incurred in the normal and ordinary course of business and that do not require a cost or disbursement, considered individually, above US$100,000, none of the Companies or the University


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has any contingencies or obligations that are not reflected in the respective general balance sheet.

SECTION 6.09 The Seller is a corporation duly organized and existing under the laws of the Republic of Chile. The Seller possesses sufficient capacity, power and authorization to execute this Contract, to perform the contracted obligations, and to execute the acts and obligations provided in this Contract, including, without limitation, the capacity to own and the faculty to sell and transfer the Sold Shares.

SECTION 6.10 Each of the Companies and the University: (i) exists and is duly organized and validly existing, according to the laws of the country in which it was incorporated; and (ii) possesses all the permits, authorizations and certifications from the competent authorities, necessary to develop the activities and businesses that are currently undertaken by them, in the places under the conditions in which they currently operate.

SECTION 6.11 Exhibit 1.01 hereof contains a list of all Subsidiaries and affiliates of the each of the Companies.

SECTION 6.12 As of June 30, 2000, the Companies considered as a whole and the University, have not suffered a Material Adverse Change. The parties


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

expressly declare that the Future Legal Structure of the Sellers, according to meaning stated in the Option Agreement, does not constitute a Material Adverse Change.

SECTION 6.13 Since June 30, 2000, none of the Companies (i) has agreed to distribute, declare or pay dividend of any kind, except for dividends corresponding to profits from fiscal year 1999; (ii) has made other kind of distributions of cash or assets to their shareholders, except for the withdrawals of profits corresponding to fiscal year 1999 or (iii) has sold, restituted, ceded, granted a buy option, encumbered, transferred or promised to transfer, any title, asset that is used in the normal course of business (the "Transfers"), except for those Transfers made during the normal and ordinary course of operations, consistent with past practices, and the transfer of assets among the Companies made during the execution of the Future Legal Structure of the Sellers, according to meaning of such concept stated in the Option Agreement.

SECTION 6.14 Each of the Companies and the University is the current owner of all goods and assets that are reflected in their balance sheet and inventories as of June 30, 2000 (except those that have been transferred in the normal and ordinary course of business of the respective Companies and the University, consistent with past practices). All goods and assets are (i) free of all encumbrances, Liens, forbiddances or limitations that restrict their ownership or use, with exception to those encumbrances, Liens, forbiddances or limitations indicated in Exhibit 6.14 hereof; and (iii) in a good state of conservation. Except the exceptions indicated in Exhibit 6.14 hereof, each of the Companies and the University are in possession of their respective goods and assets and may dispose of them freely.

SECTION 6.15 Exhibit 6.15 hereof, indicates all the lease and rental agreements to which the Companies and the University are parties or that affect some of their goods and assets that require an annual payment above US$100,000. Neither the Companies nor the University are in breach neither of the above mentioned lease and rental agreements nor of any other material agreement to which they are parties. Neither are the counterparts of the above mentioned lease and rental agreements in breach of said agreements. All the rent payments and lease installments, as well as the costs associated with said contracts, have been duly paid and are current. The latter does not include rental or lease agreements entered into exclusively among the Companies and which, therefore, do not involve third parties.

SECTION 6.16 Except for the exceptions contained in Exhibit 6.16 hereof, as of the date of this Contract, there are no suits, claims, petitions, or any other type of legal action, administrative proceedings or labor disputes, or extra-judicial claims pending, in process or that may be assumed will be initiated, for any motive, against one or more of the Companies or the University.

SECTION 6.17 Each of the Companies and the University has presented timely and in good faith all the declarations and reports required by the laws, rules and regulations of autonomous entities and instructions and circulars of administrative entities, related to taxes, customs, foreign exchange, and social security in general.

SECTION 6.18 Each of the Companies and the University has presented all tax returns, and sworn affidavits and requests and has submitted all presentations required by tax legislation and all other applicable regulations. All the referred to tax returns, presentations and affidavits have been timely submitted in compliance with the requirements set forth in the law.

SECTION 6.19 Each of the Companies and the University has paid fully and opportunely all tax, fees, interests, rights, contributions and municipal patents of any kind and has withheld fully and opportunely all those taxes which it is obligated to withhold.


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

SECTION 6.20 Each of the Companies and the University has fulfilled fully and opportunely all other obligations and charges imposed by the respective and applicable legislation and tax regulations.

SECTION 6.21 Each of the Companies and the University has retained and paid fully and opportunely all social security payments required by the laws, rules and other applicable social security regulations.

SECTION 6.22 The Seller has delivered to the Buyer an original and complete copy of the employment contracts of the general manager and of the employees indicated in Exhibit 6.22 hereof, which correspond to the employees with the highest salaries for each of the Companies and the University, which states the terms and conditions of employment of each employee, and specially the hiring date, vacation rights, work days, salary, wage, commission, gratifications, guaranteed severance payments and other additional benefits. The Seller has delivered to the Buyer a original and complete sample of the model or standard individual employment contract utilized by each of the Companies and the University, a summary of the general terms of the contracts or general policies of terms and conditions of employment, a list of all the employees that have ceased to be employed, for any reason, during a period of six months prior to the celebration of this Contract and a list of all existing disputes between each of the Companies and the University and their current and former employees. All the salaries, wages, commissions, remuneration, gratifications, compensations, severance payments, and social security payments of the employees of the Companies and the University are current in payment and, as of June 30, 2000, they have not incurred any amounts for any of these concepts, excepts for the normal and ordinary course of business of the respective Company, consistent with past practices.

SECTION 6.23 There are no collective employment agreements to which any ofthe Companies and/or the University are parties. None of the Companies or the University are currently in the process or about to initiate the process of collective negotiation with its workers, nor have any knowledge of activities on process by the workers' organization that have as their objective the formation of a union or the initiation of collective negotiation.

SECTION 6.24 None of the Companies or the University is subject to a material labor complaint, action or dispute, for which they have received written notice.

SECTION 6.25 Except for their respective employment contracts, there are no contracts, pledges, and agreements of any nature, regarding the hiring, remuneration, termination, rendering of service, advisory, reimbursement of expenses, insurance plans, use of assets, benefits, or others of similar nature, that require a total payment of US$100,000 or more, celebrated by any of the Companies or the University and their respective directors, managers, agents, executives, commissioners and representatives, or affiliated to these individuals.

SECTION 6.26 Exhibit 6.26 hereof contains an original and complete copy of all the consulting, advisory, professional services contracts and others of similar nature, to which each of the Companies and the University are parties, either as a lender or receiver of the services, except the contracts and agreements that are celebrated under market conditions, within the normal and ordinary course of business of the respective Company and the University, consistent with past practices. All the referred to agreements are valid, legal and there are no breaches of them.

SECTION 6.27 Exhibit 6.27 hereof details all the promise to purchase agreements, options, and general promise for purchase, sale, rent, lease, acquisition and transfer of any assets to which each of the Companies and the University are parties to, except for those contracts and agreements celebrated under market conditions and within the normal and ordinary course of business of the respective Company and the University, consistent with past practices. All the referred to agreements are valid, legal and there are no breaches of them.

SECTION 6.28 Exhibit 1.04 hereof identifies all contracts and agreements celebrated between the Companies and the University that are currently in effect and in force.

SECTION 6.29 The goods included as assets in the Financial Statements of each of the Companies and the University are currently in a sufficient state of conservation for the purposes for which they are required, except for the deterioration related to their normal wear and tear; they are being depreciated according to estimations of useful life and residual value consistent with generally accepted accounting principles; and are not obsolete.

SECTION 6.30 Each of the Companies and the University have fulfilled in the past and presently comply with all legal, regulatory, municipal and administrative regulations for environmental protection. None of the Companies or the University has received notification regarding a suit, complaint or legal proceeding of any kind that has been initiated or is about to be initiated against them for an infraction of the environmental protection laws or for endangering the environment or riskin the health of one or more individuals. Each of the Companies and the University have applied for and received all the permits and authorizations required for the construction, installation, and operation of its facilities.

SECTION 6.31 Exhibit 6.31 of this Contract identifies all the registered commercial trademarks, names, patents, computer / software programs, databases, industrial designs and other intellectual property of which the Companies are proprietors or have the right to use, identifying the nature of each respective right and the registry number, which ever is the case. The trademarks and names indicated do not have any material restrictions that make said trademarks and names inadequate for the current activities of the Companies and the University. Each of the Companies and the University have sufficient rights to use all the other names, patents, computer/software programs, databases, industrial designs and intellectual and industrial property in general currently utilized in the activities proper to their operations. The execution of this Contract does not affect said rights. In the development of their operations, none of the Companies and the University has infringed or is currently infringing, in a material manner, licensing contracts or laws regarding intellectual or industrial property.

SECTION 6.32 Neither the Companies nor the University have hired, paid, pledged, or offered fees, remuneration, or comp ensation of any kind, to brokers, banks (commercial or investment), consultants, advisors, lawyers, accountants, auditors or other professionals for services related to the negotiation and/or celebration of this Contract or the Option Agreement, and has not permitted their intervention such that would origin a charge to any of the Companies or the University for said concept. Neither have the Companies or the University paid or offered to pay any compensation to its dependents, managers, executives or directors for services related to the celebration of this Contract or the Option Agreement, in addition to their normal and ordinary compensation previously agreed to with said dependents, managers, executives and directors.

SECTION 6.33 Neither the Companies nor the University are currently in non-compliance or in default or simple delay to comply with a material obligation, whatever its origin, nor of a resolution by a court or administrative authority. Each of the Companies and the University have complied and is currently complying with all its contracts, covenants or agreements of any type, and has no knowledge that their counterparts in those contracts, covenants, and agreements are not fulfilling them in time and form. There is no reason to think that each of the Companies and the University may not exercise the rights that corresponds to each of them under said contracts, covenants, and agreements.

SECTION 6.34 Each of the Companies and the University develop their activities and business fulfilling, in all material aspects, with all laws, rules, instructions, circulars, ordinances, and other applicable provisions.

SECTION 6.35 Exhibit 6.35 hereof contains a list of all insurance policies of each of the Companies and the University, which cover the risks that affect all those assets of the Companies and the University which are essential to the development of their businesses; said policies are valid an currently in effect. Neither the Companies nor the University have received a written communication or notice of any kind indicating the cancellation or termination of any of the insurance policies.

SECTION 6.36 Exhibit 6.36 hereof contains an accurate and complete list of all current checking or similar accounts held at banks or other financial institutions, local or foreign, be it in pesos, Dollars, or any other currency, of the Companies and the University, indicating all the individuals authorized to manage, sign or act in any other form with respect to any of the stipulated accounts.

SECTION 6.37 Exhibit 6.37 hereof contains an exact and complete list of each and every power of attorney and authorizations granted by each of the Companies and the University, along with an original and complete copy of each power of attorney and authorization.

SECTION 6.38 DECON is a "holding" or investment company that as of today: (i) does not perform any activity other than holding the shares and rights described in Section 1.01, and (ii) it does not have dependent employees and is not party to any agreement, except for the employment contracts entered into with the Strategic Executives, as defined in the Shareholders Agreement of DECON entered into as of this date by and between INDECO and Sylvan.

SECTION 6.39 Between the date of the Option Agreement and this Contract, the Seller has complied in good faith all obligations established in Section M of the Option Agreement.

The parties make express notice that the fact that the Buyer, directly and/or through its advisors, has conducted an audit and a tax, legal, financial and accounting due diligence, and has had access to and revised legal, accounting, financial, labor and tax information, as well as other information of the Companies and the University, does not assure that it has knowledge or must have known that one or more of the representations and warranties referred to in
Article VI, totally or partially, are false, inexact or incomplete; the Seller is responsible for the veracity and accuracy of the representations and warranties in the terms established in this Contract.

ARTICLE VII.      BUYER'S REPRESENTATIONS AND WARRANTIES

SECTION 7.01 The Buyer is a limited liability company duly organized and existing under the laws of the Republic of Chile. The Buyer is a subsidiary of Sylvan Learning Systems, Inc., a corporation duly incorporated under the laws of the State of Maryland, United States of America.

SECTION 7.02 The execution of this Contract was known and approved by Sylvan Learning Systems, Inc.'s Board of Directors and by Sylvan's Board. The individuals who execute this Contract on behalf of the Buyer have all the required powers and authorizations to execute this Contract and to execute and perform all other agreements contemplated in this Contract.

SECTION 7.03 The execution of this Contract does not: (i) contravene or infringe any provision in the bylaws or other analogous provisions of Sylvan Learning Systems, Inc. or of the Buyer; (ii) does not mean, directly or indirectly, the breach of any agreement in which Sylvan Learning Systems, Inc. or the Buyer is party to; and (iii) does not contravene any legal, regulatory or administrative provision, nor any judicial or administrative resolution of any kind.

SECTION 7.04 The Buyer represents that it will have sufficient resources to pay the price stated in Article III and that it will pay the three installments in due time and course.

SECTION 7.05 The Buyer represents that its parent company Sylvan Learning Systems, Inc. has acknowledged and approved the terms of this Contract.

SECTION 7.06 The Buyer represents that (i) Sylvan has as its only partners Sylvan International BV, formerly known as Aspect International Language Schools BV, owner of 99.99% of its corporate rights, and Sylvan I, BV, owner of 0.01% of its corporate rights, and (ii) that Sylvan Learning Systems, Inc. is the sole shareholder of Sylvan International BV, formerly known as Aspect International Language Schools, BV.

ARTICLE VIII. NON-COMPLIANCE AND INDEMNIFICATION

SECTION 8.01. In the event that as of today or after the execution of this Contract, one or more of the representations and warranties given in Article VI of this Contract turn out to be false or materially inaccurate, according to the terms agreed in this Contract, said falsity or inaccuracy will be considered to be a breach by the Seller ("Infraction of Warranties"), and will give the Buyer the right to demand indemnification for damages from the Seller. In any case, the Seller shall indemnify the Buyer for all damages derived from the Infraction of Warranties. The infraction, falsity or inaccuracy of one or more of the representations and warranties given in Article VI of this Contract will not give the Buyer the right to seek termination of this contract or to seek nullity or rescission, except if there is gross negligence or fraud.

SECTION 8.02 In the event that as of today or after the execution of this Contract, one or more of the representations and warranties given in Article VII of this Contract turn out to be false or materially inaccurate, according to the terms agreed in this Contract, said falsity or inaccuracy will be considered to be a breach by the Buyer ("Infraction of Warranties"), and will give the Seller the right to demand indemnification for damages from the Buyer. In any case, the Buyer shall indemnify the Seller for all damages derived from the Infraction of Warranties. The infraction, falsity or inaccuracy of one or more of the representations and warranties given in Article VII of this Contract will not give the Seller the right to seek termination of this contract or to seek nullity or rescission, except if there is gross negligence or fraud

ARTICLE IX. LIMITATIONo.F LIABILITY

SECTION 9.01. The Buyer cannot claim damages against the Seller for infraction of warranties, unless the Buyer has presented such claim in writing to the Seller, specifying (in reasonable detail) the subject matter to which the claim is referring, the nature of the infraction of the warranties and the amount of damages claimed (detailing the calculation made by the Buyer with respect to the loss suffered by the Buyer or any of the companies). The Buyer can claim damages against the Seller for infraction of warranties at any time until the date of the fifth anniversary of this Contract.

SECTION 9.02. When the Buyer becomes aware of facts constituting an Infraction of Warranties or becomes aware of the existence of a suit, claim, action or summons against the Buyer or one of the Companies relating to subject matter that can serve as a basis for claiming damages against the Seller for an Infraction of Warranties, the Buyer and the respective Company or the University, whichever is applicable, shall:

(a) Notify the Seller in writing, within 20 business days, of the fact that the Seller can be responsible for an Infraction of Warranties, it being understood, in any case, that failure to give such notification to the Seller will not liberate the Seller from its obligation to indemnify the Buyer.

(b) Cooperate with the Seller, carry out all actions, deliver all information and grant access to the Seller (and entities under its control) to all personnel, spaces, property, documents and records that are relevant and that the Seller reasonably requests in writing, with the objective of avoiding, disposing, opposing, mitigating, compromising, agreeing, defending or appealing any of said claims; subject, however, in all the mentioned cases, to the condition that those acts, information and access, or their possible effects, shall not be prejudicial to the Buyer or the respective Company or the University.

(c) In the event that a claim, administrative complaint or other legal action (the "Legal Action") in relation to any subject matter covered by the warranties is formally initiated against the Buyer or one or more of the Companies or the University (the "Relevant Company"), the Buyer shall give immediate notice to the Seller of the existence of said Legal Action and shall deliver a copy of all the written documentation received in relation to the same. The Seller shall assume the defense of the Legal Action and notify the Buyer in writing that Seller has taken up such defense within 30 days of the receipt of notice from the Buyer of the existence of the Legal Action. If the Seller assumes the defense of a Legal Action, the Seller shall be the only one responsible for the costs of said defense and for the results of the Legal Action, reimbursing the Buyer for all sums that Buyer must pay in relation to the Legal Action and as a result of same. If the Seller does not say anything within the term referred to above and if the Seller in its communication does not assume full responsibility for the defense of the Legal Action expressly, then the Buyer or the Relevant Company may freely decide in which form to defend the Legal Action, being able to present the objections, allegations and defenses that the Buyer or the Relevant Company deems appropriate. If the Buyer or the Relevant Company assume the defense of the Legal Action and the result of same is adverse to the Buyer or to the Relevant Company, the Seller cannot claim as a complete defense or as limitation of its own liability, the fact that the Buyer or the Relevant Company did not properly defend the Legal Action.

(d) If the Seller assumes, at its own cost, exclusive responsibility for the defense of a Legal Action, the Buyer shall (i) permit the Seller to assume the complete defense in said Action; (ii) carry out, in representation of the Buyer and of the Relevant Company, all those acts that the Seller in good faith believes appropriate, and grant (or the Relevant Company shall grant) the Seller assistance reasonably required to avoid, dispute, oppose, defend or appeal any of said claims, and (iii) instruct lawyers and other professional advisors that the Seller shall act on behalf of the Buyer and /or the Relevant Company, whatever the case may be; subject, however, in all the enumerated cases to the following: (1) that the Seller shall keep the Buyer informed of the progress of the defense and the projected actions; (2) that the defense and the acts projected by the Seller and the effects of such defense and actions are not prejudicial to the Buyer or to the Relevant Company, allowing the Buyer or the Relevant Company to decide in what manner the defense or projected action will be prejudicial to them; and (3) that the lawyers and other professionals designated by the Seller are approved by the Buyer (approval that cannot be unreasonably withheld).

(e) Not admit responsibility nor settle with a third party for anything that gave rise to the Legal Action, without the previous written consent of the Seller (consent which cannot be unreasonably withheld), except in the case that the Legal Action has been acknowledged; and

(f) Execute all reasonable actions to mitigate any loss suffered by the Buyer and/ or the Relevant Company for whom a claim against the Seller may be formulated for infraction of warranties

SECTION 9.03 The Seller shall have in every moment the right to settle a Legal Action, subject, however, that the settlement or their possible effects do not cause any damages to the Buyer or any Relevant Company, understanding that the cost and expenses of such settlement will be borne exclusively by the Seller.

ARTICLE X.        OTHER DOCUMENTS

SECTION 10.01. The parties acknowledge that, together with the execution of this Contract, and in connection with this transaction, the following documents are being executed:

(a)      Shareholders Agreement of DECON.

(b)      Amendment of the University's By-laws.

(c) Non-competition Agreement between Sylvan and Messrs. Lorenzo Antillo Escobar, Dionisio Matas Usabiaga, Lorenzo Francisco Antillo Matas, Carlos Leonardo Joui Petersen, Isabel Margarita Antillo Matas, Sergio Francisco Aguilera Helena y Carlos Alberto Garate Antillo.

(d)      Employment contracts between DECON and the Strategic Executives.

ARTICLE XI. EXPENSES

SECTION 11.01. Each party shall pay the expenses it has incurred as a result of the execution of this Contract.

SECTION 11.02. The Buyer will not be responsible for the expenses or costs incurred by the Seller, its Subsidiaries, the Companies or the University in relation with the execution of this Contract. The Seller shall bear the cost of the Companies for services provided by lawyers, auditors, consultants and others in relation to the execution of this Contract.

ARTICLE XII. TAXES

SECTION 12.01. All the possible taxes deriving from the present Contract shall be at the cost of the party that should bear them, according to the law. In particular, the Seller will be responsible for all possible income taxes and capital gains that result from the sale or transfer of Sold Shares, in whatever jurisdiction.

ARTICLE XIII. MISCELLANEOUS

SECTION 13.01. The Seller and the Buyer will mutually agree on the form and contents of any public announcement being made in connection with this Contract Neither party shall make any public announcement without the consent of the other. However, the latter does not prohibit any notice that has to be given pursuant to the law, regulation or stock exchange regulations in which the shares of any of the parties or related companies are traded.

SECTION 13.02. All the exhibits referred to in any section of this Contract (the "Exhibits") are understood to be part of this Contract, for all legal purposes.

SECTION 13.03. This Contract may only be amended by mutual written agreement between the Buyer and the Seller.

ARTICLE XIV. APPLICABLE LAW

This Contract is subject to the laws of Chile.

ARTICLE XV. ARBITRATION

SECTION 15.01 All disagreements, conflicts, questions or difficulties that arise between the parties related to the validity, nullity, interpretation, extension, application, compliance or non-compliance with this Agreement or to any other matter directly or indirectly related with this Contract, and with respect to which other subject matter that the parties may establish in this regard, shall be attempted to be resolved by mutual agreement. Should the parties not reach a mutual agreement, the subject in question will be submitted to an arbitrator, in accordance with the Regulations of the Arbitration Center of the Santiago Chamber of Commerce A.G. (REGLAMENTO DEL CENTRO DE ARBITRAJES DE LA CAMARA DE COMERCIO DE SANTIAGO A.G.) which appear in the public record dated December 10, 1992, granted in the Santiago Notary's Office of Mr. Sergio Rodriguez Garces, and which the parties acknowledge and accept. The arbitrator may act as often as may be necessary, without formal trial, making a definitive decision that cannot be challenged, and the parties expressly agree to seek no other remedy, except for reinstatement, clarification or interpretation, rectification or amendment of the complaint. The arbitrator shall be fluent in English and it shall be appointed by mutual agreement of the parties and, absent that agreement, by the Arbitration Center of the Santiago Chamber of Commerce, from the members of the arbitration body of said institution, for which purpose the parties grant an irrevocable power of attorney.

ARTICLE XVI. ASSIGNMENT OF RIGHTS

The rights, benefits and obligations arising from this Contract shall not be assigned or transferred without the previous written consent of the other party. However, the Seller is authorized to assign to a third party the right to receive the balance of the purchase price of the Sold Shares.

ARTICLE XVII. NOTICES

SECTION 17.01. All communications, notices, requests, or requirements foreseen in this Contract shall be made in writing and become effective only if they have been delivered personally or via facsimile (with confirmation), courier service (with confirmation of delivery) to:

In the case of the SELLER:
Attention: Lorenzo Francisco Antillo Matas
Address: Manuel Montt 948, Providencia, Santiago
Fax: (562) 225-8520

With copy to:
Jorge Christian Guerrero Velasquez
Address: Moneda 920, Oficina 702, Santiago
Fax: (562) 672-4462

In the case of the BUYER:
Attention: Robert W. Zentz
Address: 1000 Lancaster St., Baltimore, MD 21202
Fax: 1 (410) 843-8055

With copy to:
Barros & Errazuriz Abogados
Attention: Pablo Guerrero Valenzuela
Address: Isidora Goyenecha 2939, Piso 11 Santiago
Fax: (562) 362-0387

ARTICLE XVIII. DEFINITIONS

SECTION 18.01 For purposes of this Contract, the terms defined below will have the meanings given for each of them:

(a)      "LEGAL ACTION" shall have the meaning given in Section 9.05(c).

(b)      "SOLD STOCKS" shall have the meaning given in Section 2.01.

(c)      "EXHIBITS" shall have the meaning given in Section 13.02.

(d)      "BAPROAL" shall have the meaning given in Section 1.01(e).

(e) "MATERIAL ADVERSE CHANGE" refers to any instance in whichever entity experiences an adverse change in business assets, obligations, financial condition, cash flow or other operations with a financial impact greater than US$100,000.

(f)      "CAMPVS MATER" shall have the meaning given in Section 1.01(d).

(g)      "CH$" or "PESOS" refers to the currency of the Republic of Chile.

(h)      "RELEVANT COMPANY" shall have the meaning given in Section 9.02(c).

(i)      "COMPANY" shall have the meaning given in Section 1.01.

(j) "BUYER" shall have the meaning given in the introduction to this Contract.

(k) "CONTRACT" shall have the meaning given in the introduction to this contract.

(l)      "OPTION AGREEMENT" shall have the meaning given in Section 1.02.

(m)      "DATVM " shall have the meaning given in Section 1.01(h).

(n)      "DECON" shall have the meaning given in Section 1.01(a).

(o) "DEDUCTIBLE DEBT" refers to the long term debt of Decon, its Consolidated Subsidaries and the University, existing as of May 31, 2000, amounting to 69,263.84 UFs, minus the amortizations from said date and until the date hereof.

(p) "DOLLAR", "DOLLARS", "$" or " US$" means the currency of the United States of America.

(q) "CONSOLIDATED EBIT" means the audited recurring earnings before interest and income taxes of DECON and its Consolidated Subsidiaries, determined in pesos in accordance with US GAAP, including the surplus arising from the University, as further explained. The Consolidated EBIT will be adjusted for non-recurring income and expense items, which shall be defined by the parties on the dates the calculation of the Consolidated EBIT is made for the effect of the payment of the purchase price stated in Section 3.01, or by the arbitrator appointed pursuant to Section 15.01 hereof, absent an agreement among the parties. The surplus arising from the University shall be aggregated to Consolidated EBIT, being therefore part of it, to the extent that such surplus is distributable or transferable to DECON or its Consolidated Subsidiaries in the short term. The methodology for calculating Consolidated EBIT is given in
Exhibit 18.01(q) hereof.

(r) "INDEBTEDNESS" with respect to either of the Companies or the University, shall mean all its respective liabilities that are (i) the product of credit operations, (ii) represented by promissory notes, bonds, debentures or similar nstruments, (iii) property ori services balances (different from accounts payable and services rendered during the ordinary course of business of the respective entity), (iv) existing through leasing contracts and (v) guarantees granted to secure any of the obligations referred to in (i) to (v) of this definition, including those in favor of third parties.

(s) "FINANCIAL STATEMENTS" shall mean the following financial reports, which are included as Exhibit 18.01(s):

         (i) Combined Financial Statements of Universidad de las Americas and Related Companies, as of December 31, 1999, audited by Ernst & Young.

         (ii) Combined Financial Statements of Universidad de las Americas and Related Companies, as of June 30, 2000, audited by Ernst & Young.

(t) "SUBSIDIARY" of a company or entity means another company or entity of which the former owns or controls at least 50% of rights or voting stock of the latter5.

(u) "CONSOLIDATED SUBSIDIARY" means any Subsidiary the accounts of which should be consolidated with those of DECON in the consolidated financial statements of DECON, in accordance with US GAAP.

(v) "LIENS" means any pledge, mortgage, security, usufruct, lien, limitation, prohibition, cancellation action, bailment, right of use or enjoyment, right or encumbrance of any kind.

(w)      "INDAE" shall have the meaning given in Section 1.01(b).

(x)      "INFRACTION OF WARRANTIES" shall have the meaning given in Section
8.01.

(y)      "DOWNPAYMENT" shall have the meaning given in Section 3.01(a)

(z) "LOSS" means each and every damage, loss, fine, interest, deficiency, punishment, cost and expense (including without limitation interest, legal costs, reasonable attorney's fees, accountant and other expert fees, and all other reasonable litigation or arbitration expenses, including costs for suits, claims, noncompliance, draft, notification or survey.

(aa)     "PVSCAM" shall have the meaning given in Section 1.01(c).

(bb)     "SAN GENARO" shall have the meaning given in Section 1.01(f).

(cc)     "SECSA" shall have the meaning given in Section 1.01(g).

(dd) "SYLVAN" shall have the meaning given in the introduction to this Contract.

(ee) "UNIDAD DE FOMENTO" or "UF" refers to the value of this unit as determined by the Central Bank of Chile in accordance with Article 35 No. 9 of Law 18.840, the Law Governing the Central Bank of Chile, and with Chapter II.B.three of the Compendium of Financial Norms of the Central Bank of Chile.

(ff)     "UNIVERSITY" shall have the meaning given in Section 1.02.

(gg) "UDLA" shall have the meaning given in the introduction to this Contract.

(hh) "US GAAP" means the generally accepted accounting principles of the United States of America.

(ii) "SELLER" shall have the meaning given in the introduction to this Contract.

ARTICLE XX.       LANGUAGE

This Agreement is signed in English and Spanish; in case of discrepancies between the English and Spanish version, the English version will prevail.

ARTICLE XXI.      COUNTERPARTS

This Contract is executed in four counterparts of even wording and date, and each party shall retain two of them.

--------------------------------------    --------------------------------------
        SYLVAN CHILE LIMITADA                          INDECO S.A.


                     --------------------------------------
                                 GERENTE GENERAL
                        DESARROLLO DEL CONOCIMIENTO S.A.